Exhibit 99.2

Dollar General Announces Upcoming Retirement of Susan Lanigan, EVP and General Counsel

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 25, 2013--Dollar General Corporation (NYSE:DG) today announced that Susan Lanigan, executive vice president and general counsel, has decided to retire from Dollar General later this year after nearly 11 years with the company.

“Susan’s career has been nothing short of remarkable at Dollar General. Her knowledge of complex legal and regulatory issues has contributed to our success as a company and made her a trusted business advisor to me. She leaves a great legacy through her work at the Dollar General Literacy Foundation and the exceptional teams she leaves behind,” said Rick Dreiling, Dollar General’s chairman and CEO. “I am grateful for Susan’s business partnership and her friendship over the last five years, and I wish her the very best in the future.”

“Dollar General is a great company, with exceptional leaders on our board and in management,” said Lanigan. “I am incredibly lucky to have worked with Rick for the past five years and to have witnessed so many dramatic improvements to the business during that time.”

Lanigan has served as Dollar General’s EVP and general counsel since 2005. She joined the company as vice president and general counsel in 2002 and was promoted to senior vice president in 2003. During that time, she has helped to guide the company through significant, transformative transactions including the leveraged buyout by KKR in 2007 and the company’s return to the public markets in 2009.

Before joining Dollar General, Lanigan was general counsel for Zale Corporation in Dallas, Texas. Prior to that, she was in-house counsel at Turner Broadcasting in Atlanta. She began her career as a litigation associate at Troutman Sanders law firm, also in Atlanta.

Dollar General has started a search for a successor and will consider both internal and external candidates for the job.

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contacts:
Dan MacDonald, 615-855-5209
or
Crystal Ghassemi, 615-855-5210